Exhibit 5.1

Our ref	AEO\652338\3364048v3
Direct tel	+852 2971 3081
Email	alice.ooi@maplesandcalder.com
China Real Estate Information Corporation
No. 383 Guangyan Road
Shanghai 200072
Peoples’ Republic of China
2 October 2009
Dear Sirs
China Real Estate Information Corporation
We have acted as Cayman Islands legal advisers to China Real Estate Information Corporation (the "Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally confidentially submitted with the Securities and Exchange Commission under the U.S. Securities Act of 1933 filed on 30 July 2009, as amended to date relating to the offering by the Company of certain American Depositary Shares representing the Company’s shares of par value US$0.0002 each (the “Shares”). We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed
For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:
1.1	the Certificate of Incorporation dated 21 August 2008 and the Memorandum and Articles of Association of Association of the Company as registered on 21 August 2008 (the “Pre-IPO M&A”);

1.2	the Amended and Restated Memorandum and Articles of Association of the Company as conditionally adopted by special resolution passed on 29 September 2009 and effective immediately upon completion of the Company’s initial public offering of shares represented by American Depositary Shares (the “IPO M&A”);

1.3	the written resolutions of the sole director of the Company dated 29 September 2009 (the “Director’s Resolutions”);

1.4	the written resolutions of the shareholders of the Company dated 29 September 2009 (the “Shareholder’s Resolutions” and together with the Director’s Resolutions are referred to as the “Resolutions”);

1.5	a certificate from a Director of the Company addressed to this firm dated 2 October 2009, a copy of which is attached hereto (the “Director’s Certificate”); and

1.6	the Registration Statement.

2	Assumptions
Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate as to matters of fact and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:
2.1	copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals; and

2.2	the genuineness of all signatures and seals.

3	Opinion
The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.
Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:
3.1	the Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing under the laws of the Cayman Islands;

3.2	the authorised share capital of the Company, with effect immediately upon the completion of the Company’s initial public offering of its Shares in the U.S., will be US$50,000 divided into 250,000,000 shares of par value US$0.0002 each; and

3.3	the issue and allotment of the Shares has been duly authorised. When allotted, issued and paid for as contemplated in the Registration Statement and registered in the register of members (shareholders), the Shares will be legally issued and allotted, fully paid and non-assessable.

4	Qualifications
Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.
Yours faithfully
/s/ Maples and Calder
Maples and Calder
Encl

China Real Estate Information Corporation
No. 383 Guangyan Road
Shanghai 200072
People’s Republic of China
October 2, 2009

To:	Maples and Calder
53/F, The Center
99 Queen’s Road Central
Central, Hong Kong
Dear Sirs
China Real Estate Information Corporation (the “Company”)
I, Xin Zhou, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:
1	the Pre-IPO M&A remain in full and effect and, except as amended by the Shareholder’s Resolutions adopting the IPO M&A, are otherwise unamended;

2	the Shareholder’s Resolutions were signed by all shareholders of the Company in the manner prescribed in the Articles of Association of the Company;

3	the Director’s Resolutions were signed by me in the manner prescribed in the Articles of Association of the Company;

4	the authorised share capital of the Company is US$50,000 divided into 250,000,000 shares of a nominal or par value of US$0.0002 each;

5	the shareholders of the Company have not restricted or limited the powers of the directors in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Transaction Documents;

6	the Resolutions were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect; and

7	you have been provided with complete and accurate copies of all minutes of meetings or written resolutions or consents of the shareholders and directors (or any committee thereof) of the Company (which were duly convened, passed and/or (as the case may be) signed and delivered in accordance with the Articles of Association of the Company) and the Certificate of Incorporation, Memorandum and Articles of Association (as adopted on incorporation and as subsequently amended) and statutory registers of the Company.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally (Attn: Ms. Alice Ooi) to the contrary.

Signature:	/s/ Xin Zhou
Director